Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE
THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2014 (this “Supplemental Indenture”), by and among NorthStar Realty Finance Corp. (formerly known as NRFC Sub-REIT Corp.), a Maryland corporation (the “Successor”), and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”), under the Indenture referred to below.
Recitals:
WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation (“Predecessor”), and the Trustee are parties to that certain Indenture, dated as of March 31, 2014 (the “Original Indenture”), and together with this Supplemental Indenture, as supplemented and amended, the “Indenture”), relating to Predecessor’s 3.00% Senior Notes due 2014 (the “Securities”);
WHEREAS, pursuant to an Articles of Merger (“Articles of Merger”) and subject to the terms and conditions therein, Predecessor, simultaneously with the execution and delivery of this Supplemental Indenture, is merging with and into the Successor (the “Merger”), with the Successor surviving and whereupon the separate corporate existence of the Predecessor will cease;
WHEREAS, pursuant to the Merger Agreement, the Successor will assume all of the obligations of Predecessor by operation of law;
WHEREAS, pursuant to Section 8.01 of the Original Indenture, Predecessor may merge with and into the Successor with the Successor surviving, provided that the Successor executes a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Securities and the performance of Predecessor’s other covenants under the Indenture;
WHEREAS, pursuant to Section 8.02 of the Original Indenture, upon execution of this Supplemental Indenture, the Successor shall succeed to and be substituted for, and may exercise every right and power of, Predecessor with the same effect as if it had been named issuer under the Indenture;
WHEREAS, the Successor desires to enter into this Supplemental Indenture for good and valuable consideration; and
WHEREAS, pursuant to Section 9.01 of the Original Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
WHEREAS, the Board of Directors of the Successor has authorized the Successor to enter into this Supplemental Indenture with the Trustee and the Successor has delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each containing the statements required by the Indenture to be set forth therein;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Successor and the Trustee mutually covenant and agree as follows:
Article I
DEFINITIONS
Section 1.01.    General. Except as provided herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Indenture.
Article II
AGREEMENT OF PARTIES
Section 2.01.    Assumption. Pursuant to and in compliance and accordance with Section 8.01 of the Original Indenture, the Successor hereby expressly assumes and agrees to pay and perform the payment when due of the principal of and interest on the Securities and the performance of Predecessor’s other covenants under the Indenture.
Section 2.02.    Successor Substituted. Pursuant to and in accordance with Section 8.02 of the Original Indenture, the Successor hereby agrees to succeed to, be substituted for, and accepts the ability to exercise every right and power of, Predecessor under the Original Indenture with the same effect as if the Successor had been named as the Company in the Original Indenture. All references to the Company in the Indenture shall, as of the effectiveness of this Supplemental Indenture, be references to the Successor.
Article III
MISCELLANEOUS PROVISIONS
Section 3.01.    Effectiveness; Construction. This Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided that the preconditions as specified in Section 8.01 of the Original Indenture have been satisfied including the delivery to the Trustee of the (a) Officers’ Certificate and (b) legal opinion concerning conditions precedent referenced therein. This Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Original Indenture and this Supplemental Indenture shall henceforth be read and construed together.
Section 3.02.    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect.
Section 3.03.    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04.    Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Successor shall bind its successors and assigns, whether so expressed or not.

Section 3.05.    Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under the Original Indenture, as supplemented hereby.
Section 3.06.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 3.07.    The Trustee. The recitals in this Supplemental Indenture are made by the Successor only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Successor, or the validity or sufficiency of this Supplemental Indenture. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.
Section 3.08.    Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.
NORTHSTAR REALTY FINANCE CORP. (formerly NRFC Sub-REIT Corp.)

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title:    Executive Vice President, General
Counsel & Secretary

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:    /s/ Jane Schweiger
    Name: Jane Schweiger
    Title:    Vice President